Exhibit 5

                                March 3, 2000

Board of Directors
RGC Resources, Inc.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

         In Re:   RGC Resources, Inc. Registration Statement on Form S-8

Gentlemen:

         We have acted as your counsel with respect to the registration with the Securities and Exchange Commission on Form S-8 of an additional 50,000 shares (the "Shares"), issuable pursuant to a Key Employee Stock Option Plan (the "Plan"), adopted by the Company at its Annual Meeting of Shareholders held on January 24, 2000.

         We are generally familiar with your corporate affairs, including your organization and the conduct of your corporate proceedings related thereto. We also have examined such of your corporate records as we have deemed necessary as the basis for this opinion. Based on the foregoing, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

         2. The 50,000 shares of Company common stock which are the subject of this Registration Statement have been duly and validly authorized, and when issued, delivered and paid for in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

         The foregoing opinion is contingent upon the Registration Statement becoming effective. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                Very truly yours,

                       WOODS, ROGERS & HAZLEGROVE, P.L.C.
                      s/Woods, Rogers & Hazlegrove, P.L.C.